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                                                                EXHIBIT 4.3

                      Agreement to Furnish Copies of Instruments
                           With Respect to Long-Term Debt

               The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.


                                        OAKWOOD HOMES CORPORATION



                                        By  /s/ C. Michael Kilbourne

                                             C. Michael Kilbourne
                                             Vice President